EXHIBIT 5.1
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

November 30, 2005
Ladenburg Thalmann Financial Services Inc.
590 Madison Avenue, 34th Floor
New York, New York 10022
Dear Sirs:
     Reference is made to the Registration Statement on Form S-8 (“Registration Statement”) filed by Ladenburg Thalmann Financial Services Inc. (“Company”), a Florida corporation, under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 19,944,444 shares of common stock issued or issuable pursuant to certain of the Company’s other employee benefit plans (“Other Benefit Plans”), of which (i) 7,169,444 shares of common stock are issued and outstanding (“Shares”) and (ii) 12,775,000 shares of common stock (“Issuable Shares”) are issuable pursuant to options and purchase rights (“Rights”) outstanding under the Other Benefit Plans.
     We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below, including, among others, the Other Benefit Plans. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.
     Based on the foregoing, we are of the opinion that:
     1. The Shares were duly authorized and were legally issued, and are fully paid and nonassessable.
     2. The Issuable Shares being offered pursuant to the Rights included in the Other Benefit Plans have been duly authorized and, when issued and delivered against payment therefor, as contemplated by the Rights, will be validly issued and fully paid and nonassessable.
     In giving this opinion, we have assumed that all certificates for the Company’s shares of common stock, prior to their issuance, have been, or will be, duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company’s registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller